Exhibit 99.1

FINAL

Google to Acquire dMarc Broadcasting

Brings Radio Advertising to Google AdWords Advertisers

MOUNTAIN VIEW, Calif. - January 17, 2006 - Google Inc. (NASDAQ: GOOG) today announced it has agreed to acquire dMarc Broadcasting, Inc., a Newport Beach, Calif.-based digital solutions provider for the radio broadcast industry.

dMarc connects advertisers directly to radio stations through its automated advertising platform. The platform simplifies the sales process, scheduling, delivery and reporting of radio advertising, enabling advertisers to more efficiently purchase and track their campaigns. For broadcasters, dMarc’s technology automatically schedules and places advertising, helping to increase revenue and decrease the costs associated with processing advertisements.

In the future, Google plans to integrate dMarc technology into the Google AdWords platform, creating a new radio ad distribution channel for Google advertisers.

“Google is committed to exploring new ways to extend targeted, measurable advertising to other forms of media,” said Tim Armstrong, vice president of Advertising Sales, Google. “We anticipate that this acquisition will bring new ad dollars and accountability to radio by combining Google’s expansive network of advertisers with dMarc’s talented team and innovative radio advertising technology. We look forward to working together to continue to grow and improve the ecosystem of the radio industry.”

“We are excited to be joining one of the most innovative companies in the world,” said Chad Steelberg, CEO of dMarc Broadcasting, Inc. “We are bringing together complementary visions of simplicity, efficiency, and accountability to the radio advertising process.”

dMarc customers will not experience any interruption in service. For more information on dMarc Broadcasting, please visit www.dmarc.net.

Transaction and Financial Information

Under the terms of the merger agreement, Google will acquire all of the outstanding equity interests in dMarc, a privately held company, for total up-front consideration of $102 million in cash. In addition, Google will be obligated to make additional contingent cash payments from time to time if certain product integration, net revenue and advertising inventory targets are met over the next three years. The maximum amount of potential contingent payments is $1.136 billion over the next three years. Since these contingent payments are based on the achievement of performance targets, actual payments may be substantially lower. The acquisition is subject to customary closing conditions. Google anticipates that the acquisition will close in the first quarter 2006. Substantially all of the payments will be accounted for as part of the purchase price for the transaction.

Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the actual amount of contingent payments that may be made pursuant to the transaction, Google’s expectation that the acquisition of dMarc will bring new ad dollars and accountability to radio and improve Google’s operating performance, Google’s plans to integrate the dMarc technology into the Google AdWords platform following the consummation of the acquisition, and the expected timing for closing the acquisition by the end of the first quarter 2006. Such statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that could cause actual results to differ from our expectations include the failure to (1) accurately estimate the amount of the contingent payments because of mistaken assumptions or predictions about the ability of dMarc’s business to achieve the performance targets described in the Merger Agreement, (2) receive regulatory approval for the acquisition, (3) successfully integrate dMarc and its employees into our organization and achieve expected synergies, (4) compete successfully in this highly competitive and rapidly changing marketplace in which we have no significant previous experience and (5) retain key employees. These and other risks are detailed from time to time in our periodic reports that are filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2004 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

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Media Contacts:

Michael Mayzel

mmayzel@google.com

(650) 253-4565

Barry Schnitt

barry@google.com

(650) 253-4194